Multiband Announces Record Revenues and Returns to Positive EBITDA and Operating Profit

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Multiband announces record revenues of $71.4 million in 3Q09, up 6% sequentially and 480% YoY, fueled by a substantial increase in its installation workforce during the first half of the year and steady growth in its MDU segment,

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EBITDA of positive $3.3 million or $0.35 per share(an improvement of $8.3 million over 2Q09) was driven by strong HSP revenues and improvements in operating efficiencies; Company returns to positive operating profit of $588K,

•	Management forecasts 2009 revenues will exceed prior guidance of $240 million-260 million.

•	Pro forma Adjusted Third Quarter EPS was $0.07

MINNEAPOLIS--(BUSINESS WIRE) -- Multiband Corporation (NASDAQ:MBND) today reported record results, including 3Q09 revenues of $71.4 million, up 6% over 2Q09.  In the third quarter, the Company generated record HSP (home service provider) revenues of $64.8 million, up 7% sequentially and 777% YoY, aided by higher install volumes in support of DIRECTV. The company is benefiting from its significantly expanded installation workforce which is servicing the strong demand for satellite video services across the bulk of its geographies. During the period the Company completed a record 457,271 work orders related to this activity.

Multiband's MDU (multiple dwelling unit) segment posted solid operating results with revenues up 35% YoY to $6.6 million from $4.9 million in 3Q08  These gains were driven by increased number of Revenue Generating Units, increased sale of services to third parties in the Call and Support Center and greater activity in the Master System Operator division.  The Company believes that activity in the MDU sector will remain steady and anticipates stronger construction related activity and revenues for the balance of the year as several of the Company's major customers have announced their intent to initiate additional projects.

EBITDA for the quarter was positive $3.34 million, a dramatic improvement from an EBITDA loss of $4.94 million in the prior quarter.  The Company generated an operating profit of $588K, up sharply from a loss of $7.7 million in 2Q09.  On an adjusted basis (adding back amortization expense incurred for the DirecTECH acquisition earlier this year), EPS was $0.07, a significant reversal from ($0.60) with comparable amortization adjustment in 2Q09.  GAAP net loss per common share was ($0.05), substantially better than ($0.75) in the prior three months.

In the first half of 2009, the Company hired net new technicians of 500 and gross new technicians in excess of 1,150, which significantly boosted operating expenses while new employees completed their rigorous training process without generating meaningful revenues.  These recruiting and training expenses totaled several thousand dollars per new hire, which resulted in negative EBITDA in the second quarter.  During 3Q09 the pace of new hires returned to normal levels. Management believes the Company is now at scale and capable of meeting greater installation volumes from its major channel partners without incurring significant incremental one-time expense.

Commentary

"We remain comfortable with our demand forecast in our core HSP segment, as our largest customer continues to take market share in the video segment across the U.S.  We see strong demand for satellite video services across our markets and believe we are taking share from subscale operators unable to meet installation requirements of our channel partners.

"Meanwhile, our MDU segment continues to expand strongly as we tactically build out triple-play services to high value properties, negotiate additional rights of entry (ROE) contracts for future expansion and pursue strategic acquisitions to bolt subscale businesses onto our market-leading franchise.  We believe we now have a strong foundation in place for  revenue gains in the foreseeable future, and anticipate that we will reap the rewards of our prior period investments by delivering continued growth," said Jim Mandel, CEO.

On the strategic front, we continually see opportunities for growth, including niche acquisitions that could tuck nicely into our HSP or MDU footprint, sales opportunities to push additional products through our substantial installation fleet and organic growth opportunities to deliver video to emerging operators in suburban and rural markets where there is substantial pent-up demand for triple-play services.

Raising Guidance

Multiband is raising the range of revenue guidance for the balance of 2009 because of stronger than expected performance in its HSP and MDU segments, driven by strength at DirecTV and robust backlog from the Company's MDU strategy.  Specifically, management projects 2009 revenues will exceed the range of prior guidance of $240 million-$260 million.

Earnings Conference Call

Multiband Corporation will host its third quarter 2009 earnings conference call today at 11:00 AM EST.  The conference may be listened to by calling (866) 394-1497 and using Conference ID 40943662.  The call will also be available at www.Multibandusa.com sometime later today.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation, amortization and non-cash events  The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

About Multiband Corporation. Multiband Corporation (www.multibandusa.com) is the largest DIRECTV installation provider and an enabler of video and triple-play solutions to the MDU segment. The company employs approximately 3,900 professionals, has over 30 Field Offices, and serves customers in all 48 of the lower continental U.S. Contact:  Jim Mandel, CEO, 763-504-3000.

Multiband Financial Summary for 1Q09, 2Q09 and 3Q09
In 000’s

	NINE MONTHS ENDED SEPT. 30, 2009	THREE MONTHS ENDED SEPT 30, 2009	THREE MONTHS ENDED JUNE 30, 2009	THREE MONTHS ENDED MARCH 31, 2009

	2009 YTD	9/30/09	6/30/09	3/31/09

Net Income (Loss)	($12,207)	($725)	(8,601)	($2881)

Non Operating
Gains/Losses (including stock related expense, provisions for reserves and other accrued non-cash expense)	$67	251	(30)	(154)

Adjusted Net Income	($12,140)	($474)	($8,631)	($3,035)

Interest Expense	$2,771	$1,026	$890	$855

Depreciation and Amortization, including Impairment	$8,402	$2,414	$2,703	$3,285

Federal, State, and Local Income and Excise Taxes	$574	$372	$102	$100

EBITDA	($393)	$3,338	($4,936)	$1,205